EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-84594 and 333-70702 on Form S-3, and 2-82760, 33-6369, 333-17701 and 333-62070 on Form S-8, of our report dated December 12, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles) relating to the consolidated financial statements of Peoples Energy Corporation for each of the three years in the period ended September 30, 2002, appearing in this Current Report on Form 8-K/A of Peoples Energy Corporation.

DELOITTE & TOUCHE LLP

Chicago, Illinois
August 21, 2003